Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645 Brenda A. Blake, ext. 3202	October 28, 2009

UGI Issues Earnings Guidance and Schedules Fourth Quarter Conference Call

VALLEY FORGE, Pa., October 28 — UGI Corporation (NYSE: UGI) today announced earnings guidance for fiscal years 2009 and 2010. UGI expects to report earnings for its fiscal year ended September 30, 2009 of approximately $2.35 per diluted share, or approximately 18% over fiscal year 2008.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “As previously reported, earnings in fiscal 2009 significantly benefited from higher unit margins in our propane businesses resulting from a rapid decline in wholesale propane costs. This benefit was offset somewhat by the effects on our businesses of recessionary market conditions, which adversely affected volumes in all of our business units, and reduced unit margins in our electricity generation and distribution businesses.”

“Given that unit margins in our propane businesses have returned to more normal levels, and assuming winter weather is near historical averages, we expect to report earnings in the range of $2.20 to $2.30 per diluted share for fiscal 2010. Furthermore, we are not anticipating a significant upturn in economic conditions during a substantial portion of our 2010 fiscal year,” continued Greenberg. “Although we expect to encounter sluggish economic conditions in fiscal 2010, we are pleased to anticipate growing our earnings per share consistent with our announced long-term average annual earnings growth goal of 6% to 10% over the fiscal 2008 to 2010 periods.”

UGI Corporation (NYSE:UGI) will hold a live Internet Audio Webcast of its conference call to discuss fourth quarter earnings and fiscal 2010 activities at 4:00 PM ET on Wednesday, November 11, 2009. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on November 11 through midnight Friday, November 13. The replay may be accessed at 1-888-203-1112, passcode 2851841 and International access 1-719-457-0820, passcode 2851841.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P., the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, and domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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